TRACTOR SUPPLY COMPANY REPORTS RECORD FOURTH QUARTER AND FISCAL 2021 FINANCIAL RESULTS AND DETAILS LIFE OUT HERE STRATEGY UPDATES

Brentwood, Tenn., January 27, 2022 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its fourth quarter and fiscal year ended December 25, 2021.

●	Fourth Quarter Net Sales Increased 15.3%; Fourth Quarter Comparable Store Sales Increased 12.7%
●	Fiscal Year Net Sales Increased 19.9%; Fiscal Year Comparable Store Sales Increased 16.9%
●	Fourth Quarter Diluted Earnings per Share (“EPS”) of $1.93 and Fiscal 2021 Diluted EPS of $8.61
●	Provides Robust Fiscal 2022 Financial Outlook and Updates Long-Term Financial Targets
●	Increases Quarterly Dividend by 77% to $0.92 per share and Authorizes Additional Share Repurchases of $2.0 Billion

“Tractor Supply had an outstanding fourth quarter, capping off a record year of sales and earnings in 2021. Thank you to our 46,000 Team Members for their hard work, passion and dedication to Life Out Here. Today, our business is substantially stronger than before the pandemic. Our resilient and differentiated business model has allowed us to capitalize on the structural consumer trends benefiting our business, and we believe we have a long growth runway ahead of us. We have strong momentum in our business, and our results demonstrate that our multiyear Life Out Here strategy is working,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

“The combination of the strong cash generation of Tractor Supply’s business and our Board’s confidence in our outlook positions us to return capital to shareholders through the largest dividend increase in our history and an expanded share repurchase authorization. We believe we are well positioned to continue to drive profitable growth and enhance value for our shareholders,” Lawton continued.

Fourth Quarter 2021 Results
Net sales for the fourth quarter 2021 increased 15.3% to $3.32 billion from $2.88 billion in the fourth quarter of 2020. Comparable store sales increased 12.7%, as compared to an increase of 27.3% in the prior year's fourth quarter. Comparable store sales for the fourth quarter 2021 were driven by comparable average ticket growth and comparable average transaction count growth of 10.3% and 2.4%, respectively. The comparable store sales results were broad-based and reflect robust demand for everyday merchandise, including consumable, usable and edible (“C.U.E.”) products. All geographic regions and major merchandising categories of the Company had comparable store sales growth. In addition, the Company’s e-commerce sales experienced strong double-digit growth for the 38th consecutive quarter.

Gross profit increased 12.6% to $1.12 billion from $995.5 million in the prior year's fourth quarter, and gross margin decreased 83 basis points to 33.8% from 34.6% in the prior year's fourth quarter. The Company's price management actions, primarily due to inflationary cost pressures, and other margin driving initiatives were able to partially offset the impact from significant product cost inflation pressures, higher transportation costs, and to a lesser extent, less favorable product mix.

Selling, general and administrative ("SG&A") expenses, including depreciation and amortization and asset impairment, increased 2.0% to $827.5 million from $811.1 million in the prior year's fourth quarter. As a percent of net sales, SG&A expenses improved 325 basis points to 24.9% from 28.2% in the fourth quarter of 2020. The fourth quarter of 2020 results include non-cash impairment charges for the Petsense business of $74.1 million1. On an adjusted basis, excluding the impact of the discrete impairment charges in the fourth quarter of 2020, SG&A expenses increased 12.3%, or an improvement of 68 basis points as a percent of net sales compared to the fourth quarter of 2020. On an adjusted basis, the improvement in SG&A as a percent of net sales was primarily attributable to leverage in occupancy and other fixed costs from the increase in comparable store sales, lower COVID-19 pandemic response costs and decreased incentive compensation. The leverage from these SG&A expenses was partially offset by higher wage rates, additional store labor hours and investments in the Company’s strategic initiatives.

Operating income increased 58.9% to $293.1 million compared to $184.5 million in the fourth quarter of 2020. On an adjusted basis, operating income increased 13.4% compared to adjusted operating income of $258.5 million1 in the fourth quarter of 2020, which excluded the impact of the discrete impairment charges in the fourth quarter of 2020.

The effective income tax rate was 22.7% compared to 23.0% in the fourth quarter of 2020.

Net income increased 62.9% to $221.3 million from $135.9 million, and diluted EPS increased 67.8% to $1.93 from $1.15 in the fourth quarter of 2020. Net income and diluted EPS for the fourth quarter of 2021 increased 14.6% and 17.7%, respectively, compared to adjusted fourth quarter of 2020 net income and adjusted diluted EPS of $193.2 million1 and $1.641, respectively. Adjusted net income and adjusted diluted EPS for fourth quarter of 2020 excluded the after-tax impact of the discrete impairment charges in the fourth quarter of 2020 of $57.3 million or $0.49 per diluted share.

In the fourth quarter of 2021, the Company repurchased approximately 0.9 million shares of its common stock for $200.9 million and paid quarterly cash dividends totaling $59.2 million, returning $260.1 million of capital to shareholders in the fourth quarter of 2021.

The Company opened 36 new Tractor Supply stores and one new Petsense store in the fourth quarter of 2021.

Fiscal 2021 Results
Net sales for fiscal 2021 increased 19.9% to $12.73 billion from $10.62 billion in fiscal 2020. Comparable store sales increased 16.9% versus a 23.1% increase in fiscal 2020.

Gross profit increased 19.0% to $4.48 billion from $3.76 billion in fiscal 2020, and gross margin decreased 25 basis points to 35.2% from 35.4% in fiscal 2020.

SG&A expenses, including depreciation and amortization and asset impairment, increased 14.7% to $3.17 billion from $2.76 billion in fiscal 2020. As a percent of net sales, SG&A expenses improved 113 basis points to 24.9% from 26.0% in fiscal 2020. On an adjusted basis excluding the impact of the discrete impairment charges in the prior year, SG&A expenses increased 17.8%, an improvement of 43 basis points as a percent of net sales compared to fiscal 2020.

Operating income increased 31.1% to $1.31 billion compared to $996.9 million in fiscal 2020. On an adjusted basis, operating income increased 22.0% compared to adjusted operating income of $1.07 billion1 in fiscal 2020, which excluded the impact of the discrete impairment charges in the prior year.

The effective income tax rate was 22.1% compared to 22.6% in fiscal 2020.

Net income increased 33.1% to $997.1 million from $749.0 million, and diluted EPS increased 35.0% to $8.61 from $6.38 in fiscal 2020. Net income and diluted EPS for fiscal 2021 increased 23.7% and 25.3%, respectively, compared to adjusted net income and adjusted diluted EPS of $806.2 million1 and $6.871, respectively in fiscal 2020. Adjusted net income and adjusted diluted EPS for fiscal 2020 excluded the after-tax impact of the discrete impairment charges in the fourth quarter of 2020 of $57.3 million, or $0.49 per diluted share.

In fiscal 2021, the Company repurchased approximately 4.4 million shares of its common stock for $798.9 million. The Company also paid quarterly cash dividends totaling $239.0 million year to date, returning $1.04 billion of capital to shareholders.

During fiscal 2021, the Company opened 80 new Tractor Supply stores and seven new Petsense stores and closed 11 Petsense stores.

1See “Use and Reconciliation of Non-GAAP Financial Measures” below.

Fiscal 2022 Financial Outlook
The Company is providing its fiscal 2022 financial guidance based on what it can reasonably predict at this time. Fiscal 2022 comprises 53 weeks, one additional week compared to fiscal 2021. The benefit of the 53rd week is included in the fiscal 2022 guidance and is estimated to be worth approximately 1.5 percentage points of net sales and approximately $0.15 contribution to diluted EPS.

For fiscal 2022, the Company expects the following:

2022 (53-week year)
Net Sales	$13.6 billion - $13.8 billion
Comparable Store Sales	+3.0% - +4.5%
Operating Margin Rate	10.1% - 10.3%
Net Income	$1.04 billion - $1.08 billion
Earnings per Diluted Share	$9.20 - $9.50
Effective Tax Rate	22.6% - 23.1%
Capital Expenditures	$625 million - $675 million
Share Repurchases	$700 million - $800 million

Anticipated capital expenditures include plans in 2022 to open approximately 75 to 80 new Tractor Supply stores, remodel more than 150 stores and transform the side lots in approximately 100 locations, along with opening 10 new Petsense stores. The Company also anticipates the opening of its ninth distribution center in the fall of 2022.

The Company continues to have a strong liquidity position with current cash and cash equivalents of approximately $878 million and no amounts drawn on its $500 million revolving credit facility as of December 25, 2021.

The Company’s outlook for fiscal 2022 does not contemplate the impact of the pending acquisition of Orscheln Farm and Home previously announced on February 17, 2021. The acquisition is conditioned on the receipt of regulatory clearance and satisfactory completion of customary closing conditions.

Life Out Here Strategy and Updated Long-Term Financial Targets
As part of today’s webcast video event, Tractor Supply’s management will share progress on the Company’s Life Out Here Strategy and outline new supporting initiatives. Key strategic initiatives include store productivity growth through Project Fusion and its Side Lot transformation program, improved in-store experience through staffing model and service enhancements, increased customer engagement through differentiated, personalized mobile experiences, and improvements to supply chain capabilities to deliver on the increased demand for C.U.E. merchandise.

In addition, Tractor Supply is updating its long-term financial growth rate targets. These estimated growth rate targets represent long-term annual targets over fiscal 2022 to fiscal 2026. Performance in any individual year may be lower or higher than these targets. Management will provide insights on these financial targets at today’s event.

Long-Term Targets
Net Sales	+6% - +7%
Comparable Store Sales	+4% - +5%
Operating Margin Rate	10.1% - 10.6%
Earnings per Diluted Share	+8% - +11%

Quarterly Dividend
Tractor Supply’s Board of Directors declared a quarterly cash dividend per share of the Company’s common stock of $0.92, which is a 77% increase over the prior quarterly dividend. This will mark the thirteenth consecutive year of a dividend increase for the Company.

The dividend will be paid on March 8, 2022, to shareholders of record of the Company’s common stock as of the close of business on February 21, 2022. Tractor Supply’s Board of Directors must declare each future quarterly dividend prior to payment. The declaration and payment of future dividends, if any, will be determined by the Board of Directors and will depend upon the earnings, financial condition, and capital needs of Tractor Supply, along with other factors which the Board of Directors deem relevant.

Share Repurchases
The Board also authorized a $2.0 billion increase to its existing share repurchase program, bringing the total amount authorized to date under the program to $6.5 billion. As of December 25, 2021, the Company had repurchased 74.2 million shares of common stock (adjusted to reflect the effect of stock splits) for approximately $4.16 billion since the inception of its share repurchase program in 2007.

Share repurchases may be made from time to time in the open market or through privately negotiated transactions at management's discretion, depending on market conditions and other factors, in accordance with the Securities and Exchange Commission and other applicable legal requirements. The authorization for the share repurchase program may be terminated, increased or decreased by the Company's Board of Directors at any time.

Webcast Video Event Information
The Company will hold a webcast video event with a live Q&A session today, Thursday, January 27, 2022 at 9:00 a.m. CT / 10:00 a.m. ET. The video event is anticipated to conclude by 12:00 p.m. CT / 1:00 p.m. ET. In addition to discussing fourth quarter and fiscal 2021 results, the management team will provide an updated overview of the Company’s key initiatives to support the Company's Life Out Here strategic plans. The event will be hosted by Hal Lawton, President and Chief Executive Officer; Kurt Barton, Executive Vice President, Chief Financial Officer; Christi Korzekwa, Senior Vice President of Marketing; John Ordus, Executive Vice President, Chief Stores Officer; Rob Mills, Executive Vice President, Chief Technology, Digital Commerce and Strategy Officer; Seth Estep, Executive Vice President Chief Merchandising Officer; and Colin Yankee, Executive Vice President, Chief Supply Chain Officer. The event will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the event to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 46,000 Team Members, the Company's physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At December 25, 2021, the Company operated 2,003 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 25, 2021, the Company operated 178 Petsense stores in 23 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding sales and earnings growth, long-term financial growth rate targets, tax rates, share repurchases, new store growth, the effects of the 53rd week in fiscal 2022, strategic initiatives, estimated results of operations, including, but not limited to, sales, comparable store sales, operating margins, net income and EPS, and capital expenditures. Factors affecting future results include, without limitation, the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the timing and amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates, fuel costs, and other pressures across our supply chain, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the possibility that the acquisition of Orscheln Farm and Home (the “Transaction”) will not close or that the closing may be delayed, the possibility that we may be unable to obtain regulatory clearance for the Transaction, the potential for litigation or governmental investigations relating to the Transaction, the occurrence of events, changes or circumstances that could give rise to the termination of the definitive agreement for the Transaction, the risk that we may be unable to successfully integrate any acquired business or that we may not realize the benefits expected from an acquisition, including the Transaction, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition, including the Transaction, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, our ability to meet our sustainability, stewardship, carbon emission and Diversity, Equity & Inclusion related Environmental, Social and Governance projections, goals and commitments, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Fourth Quarter Ended				Year Ended
	December 25, 2021		December 26, 2020		December 25, 2021		December 26, 2020
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,319,284	100.00%	$2,878,265	100.00%	$12,731,105	100.00%	$10,620,352	100.00%
Cost of merchandise sold	2,198,706	66.24	1,882,735	65.41	8,253,952	64.83	6,858,803	64.58
Gross profit	1,120,578	33.76	995,530	34.59	4,477,153	35.17	3,761,549	35.42

Selling, general and administrative expenses	752,097	22.66	683,600	23.75	2,900,297	22.78	2,478,524	23.34
Depreciation and amortization	75,427	2.27	58,490	2.03	270,158	2.12	217,124	2.04
Impairment of goodwill and other intangible assets	—	—	68,973	2.40	—	—	68,973	0.65

Operating income	293,054	8.83	184,467	6.41	1,306,698	10.26	996,928	9.39
Interest expense, net	6,542	0.20	8,086	0.28	26,610	0.21	28,781	0.27

Income before income taxes	286,512	8.63	176,381	6.13	1,280,088	10.05	968,147	9.12
Income tax expense	65,174	1.96	40,488	1.41	282,974	2.22	219,189	2.07
Net income	$221,338	6.67%	$135,893	4.72%	$997,114	7.83%	$748,958	7.05%

Net income per share:
Basic	$1.95		$1.17		$8.69		$6.44
Diluted	$1.93		$1.15		$8.61		$6.38

Weighted average shares outstanding:
Basic	113,668		116,492		114,794		116,370
Diluted	114,787		117,757		115,824		117,436

Dividends declared per common share outstanding	$0.52		$0.40		$2.08		$1.50

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Fourth Quarter Ended		Year Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net income	$221,338	$135,893	$997,114	$748,958

Other comprehensive income/(loss):
Change in fair value of interest rate swaps, net of taxes	1,937	2,624	4,588	(3,442)
Total other comprehensive income/(loss)	1,937	2,624	4,588	(3,442)
Total comprehensive income	$223,275	$138,517	$1,001,702	$745,516

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 25, 2021	December 26, 2020
ASSETS
Current assets:
Cash and cash equivalents	$878,030	$1,341,756
Inventories	2,191,192	1,783,270
Prepaid expenses and other current assets	164,118	133,659
Income taxes receivable	17,100	—
Total current assets	3,250,440	3,258,685

Property and equipment, net	1,617,806	1,248,960
Operating lease right-of-use assets	2,785,858	2,423,881
Goodwill and other intangible assets	55,520	55,520
Deferred income taxes	2,437	31,586
Other assets	55,406	30,484
Total assets	$7,767,467	$7,049,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,155,630	$976,096
Accrued employee compensation	109,618	119,701
Other accrued expenses	474,412	324,813
Current portion of finance lease liabilities	3,897	4,554
Current portion of operating lease liabilities	321,285	298,696
Income taxes payable	—	19,938
Total current liabilities	2,064,842	1,743,798

Long-term debt	986,382	984,324
Finance lease liabilities, less current portion	32,848	33,096
Operating lease liabilities, less current portion	2,574,882	2,220,904
Other long-term liabilities	105,848	143,154
Total liabilities	5,764,802	5,125,276

Stockholders’ equity:
Common stock	1,411	1,401
Additional paid-in capital	1,210,512	1,095,500
Treasury stock	(4,155,846)	(3,356,953)
Accumulated other comprehensive income/(loss)	1,345	(3,243)
Retained earnings	4,945,243	4,187,135
Total stockholders’ equity	2,002,665	1,923,840
Total liabilities and stockholders’ equity	$7,767,467	$7,049,116

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year Ended
	December 25, 2021	December 26, 2020
Cash flows from operating activities:
Net income	$997,114	$748,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	270,158	217,124
Impairment of goodwill and other intangible assets	—	68,973
Impairment of other long-lived assets	—	5,078
Loss/(gain) on disposition of property and equipment	4,045	(1,157)
Share-based compensation expense	47,649	37,273
Deferred income taxes	29,149	(31,739)
Change in assets and liabilities:
Inventories	(407,922)	(180,489)
Prepaid expenses and other current assets	(30,459)	(32,794)
Accounts payable	179,534	333,060
Accrued employee compensation	(10,083)	79,946
Other accrued expenses	137,833	72,405
Income taxes	(37,038)	13,954
Other	(41,260)	63,923
Net cash provided by operating activities	1,138,720	1,394,515
Cash flows from investing activities:
Capital expenditures	(628,431)	(294,002)
Proceeds from sale of property and equipment	1,091	1,792
Net cash used in investing activities	(627,340)	(292,210)
Cash flows from financing activities:
Borrowings under debt facilities	—	2,009,000
Repayments under debt facilities	—	(1,406,500)
Debt discounts and issuance costs	—	(17,048)
Principal payments under finance lease liabilities	(4,580)	(4,170)
Repurchase of shares to satisfy tax obligations	(14,876)	(7,799)
Repurchase of common stock	(798,893)	(342,957)
Net proceeds from issuance of common stock	82,249	99,340
Cash dividends paid to stockholders	(239,006)	(174,656)
Net cash (used in)/provided by financing activities	(975,106)	155,210
Net (decrease)/increase in cash and cash equivalents	(463,726)	1,257,515
Cash and cash equivalents at beginning of period	1,341,756	84,241
Cash and cash equivalents at end of period	$878,030	$1,341,756

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$23,601	$24,540
Income taxes	291,665	235,319

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$24,408	$12,642
Increase of operating lease assets and liabilities from new or modified leases	678,092	524,141
Increase of finance lease assets and liabilities from new or modified leases	3,675	7,395

Selected Financial and Operating Information
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Sales Information:
Comparable store sales increase	12.7%	27.3%	16.9%	23.1%
New store sales (% of total sales)	2.1%	3.2%	2.5%	3.3%
Average transaction value	$58.40	$53.07	$56.62	$51.90
Comparable store average transaction value increase (a)	10.3%	13.0%	9.8%	12.2%
Comparable store average transaction count increase	2.4%	14.3%	7.1%	10.9%
Total selling square footage (000's)	33,485	32,139	33,485	32,139
Exclusive brands (% of total sales)	27.8%	29.7%	28.7%	29.2%
Imports (% of total sales)	14.2%	14.4%	12.2%	11.5%

Store Count Information:
Tractor Supply
Beginning of period	1,967	1,904	1,923	1,844
New stores opened	36	19	80	80
Stores closed	—	—	—	(1)
End of period	2,003	1,923	2,003	1,923
Petsense
Beginning of period	177	183	182	180
New stores opened	1	3	7	9
Stores closed	—	(4)	(11)	(7)
End of period	178	182	178	182
Consolidated end of period	2,181	2,105	2,181	2,105

Pre-opening costs (000’s)	$4,142	$1,021	$10,352	$8,602

Balance Sheet Information:
Average inventory per store (000’s) (b)	$917.6	$793.7	$917.6	$793.7
Inventory turns (annualized)	4.07	4.09	4.18	3.92
Share repurchase program:
Cost (000’s)	$200,920	$79,738	$798,893	$342,957
Average purchase price per share	$222.77	$135.91	$183.07	$99.72

Capital Expenditures (in millions):
Existing stores	$113.7	$43.1	$326.9	$73.7
Information technology	47.8	60.4	124.8	133.0
New and relocated stores and stores not yet opened	26.5	15.0	73.0	58.8
Distribution center capacity and improvements	56.4	11.8	93.3	23.4
Corporate and other	1.6	2.4	10.4	5.1
Total	$246.0	$132.7	$628.4	$294.0

(a) Comparable store average transaction value increase includes the impact of transaction value growth achieved on the current period growth in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.

Use and Reconciliation of Non-GAAP Financial Measures
Tractor Supply reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Tractor Supply also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, Tractor Supply’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with U.S. GAAP. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED
	December 26, 2020		Impairment (a)		December 26, 2020
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
SG&A (including depreciation and amortization and asset impairment)	$811,063	28.18%	$(74,051)	(2.57)%	$737,012	25.61%

Operating income	$184,467	6.41%	$74,051	2.57%	$258,518	8.98%

Income before income taxes	$176,381	6.13%	$74,051	2.57%	$250,432	8.70%

Income tax expense	$40,488	1.41%	$16,765	0.58%	$57,253	1.99%

Net income	$135,893	4.72%	$57,286	1.99%	$193,179	6.71%

Diluted net income per share	$1.15		$0.49		$1.64

	YEAR ENDED
	December 26, 2020		Impairment (a)		December 26, 2020
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
SG&A (including depreciation and amortization and asset impairment)	$2,764,621	26.03%	$(74,051)	(0.70)%	$2,690,570	25.33%

Operating income	$996,928	9.39%	$74,051	0.70%	$1,070,979	10.09%

Income before income taxes	$968,147	9.12%	$74,051	0.70%	$1,042,198	9.81%

Income tax expense	$219,189	2.07%	$16,765	0.16%	$235,954	2.22%

Net income	$748,958	7.05%	$57,286	0.54%	$806,244	7.59%

Diluted net income per share	$6.38		$0.49		$6.87
(a) Comprised of $68.97 million of impairment of goodwill and other intangible assets along with $5.08 million of impairment of other long-lived assets related to the Petsense reporting unit